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                                                                    Exhibit 23.1


Independent Auditors' Consent


The Board of Directors
MacDermid, Incorporated

We consent to incorporation by reference in the Registration Statement dated October 15, 1999 on Form S-8 of MacDermid Equipment 401(k) Plan of our report dated August 20, 1999, relating to the statements of financial condition of the MacDermid Equipment 401(k) Plan and as of March 31, 1999 and 1998, and the related statements of income and changes in plan equity for the years then ended and the supplemental schedules, which report appears in the March 31, 1999 annual report on Form 11-K of MacDermid Equipment 401(k) Plan.



                                          /s/ KPMG LLP
                                          ------------------------------------


October 15, 1999
Hartford, Connecticut